Am-Re Managers, Inc.


                                                 Michael A. Blumenfeld, CPCU
                                                 Assistant Vice President


April 23, 1998

Mr. Dennis O'Connor
Sedgwick James of New York
1285 Avenue of the Americas
New York, NY  10019

Re: Reinsurance Binder for Loss Portfolio Transfer for Employee Solutions, Inc. (Revision of April 10th Binder)

Dear Dennis:

Pursuant to your letter of April 9, 1998, we are binding coverage for this Loss Portfolio Transfer as outlined below. Reinsurance will be provided to Reliance National Indemnity Company, Reliance National Insurance Company, and, if applicable, to Reliance Insurance Company (collectively "Reliance"), and to Camelback Insurance, Ltd.
("Camelback") in accordance with their interests set forth in this binder.

Reinsurer:                          American Re-Insurance Company
                                    A.M. Best's rating A++ XV

Effective Date of Transfer:         February 28, 1998

Lines of Business to be included:

1) Workers' Compensation and Employer's Liability Insurance as insured by Reliance National Indemnity Company, Reliance National Insurance Company and Reliance Insurance Company, if applicable, for the years 1995 through 1997 as presently reinsured by Camelback pursuant to a reinsurance agreement effective May 1, 1995 (the "Reliance Reinsurance Agreement") with a loss accident date not later than December 31, 1997 and

2) the self-insured deductibles and retentions to be insured by Camelback under Reimbursement of Loss Policies covering, in the case of the Ohio self-insured program (the "Ohio Program"), losses with a loss accident date from and including July 1, 1997 through and including December 31, 1997, and in the case of the policy covering deductibles under Policy No. WC1-0136158 issued to Logistics Personnel Corp. by

         Legion Insurance Company (the "Legion Program"), losses during the policy period August 1, 1996 to August 1, 1997 with a loss accident date not later than August 1, 1997. (1) will be covered under a Reinsurance Agreement issued to Reliance and (2) will be covered under a Reinsurance Agreement issued to Camelback.

Losses included in this Agreement:

All losses incurred with a loss accident date not later than December 31, 1997, limited to:

  o $250,000 per accident with respect to claims currently covered under the Reliance Reinsurance Agreement,

  o   $500,000 per occurrence in the case of the Ohio program, and

  o the retention, up to a maximum of $350,000 per occurrence, in the case of the Legion Program.

Limits of Liability of this Agreement:

  o   $35,000,000 Aggregate for all losses and expenses allocated as follows:

  o   $26,100,000 for losses and expenses of Reliance

  o $8,900,000 for losses and expenses of Camelback, except that Camelback may, at its sole option, assign any unutilized portion of its limit to Reliance, by written notice to American Re-Insurance Company.

Premium:                   $19,950,000

Profit Sharing Provision:

American Re-Insurance will pay to Camelback on or before March 31, 2005 an amount equal to the greater of (1) zero or (2) 80% of [0.89 ($19,950,000) minus the sum of (i) 100% of the losses and loss adjustment expenses paid by American Re-Insurance from February 28, 1998 to February 28, 2005 and (ii) 120% of open case reserves as of February 28, 2005].

Exclusion for Losses Paid:

American Re-Insurance Company will not reimburse Reliance for the first $250,000 of losses and expenses paid in March 1998.

Terms agreed to and additional information required for Implementation of this program:

1) Lindsey Morden to remain as the TPA except that Employee Solutions may replace Lindsey Morden with another TPA approved by American Re, whose approval will not be unreasonably withheld. Employee Solutions TPA oversight will be conducted in a manner consistent with past practice. Claims contract language between Employee Solutions and American Re-Insurance will be determined shortly. American Re-Insurance Company's responsibility for future TPA expenses will be determined subsequent to the receipt by American Re-Insurance of any applicable claims handling contracts with Lindsey Morden. American Re-Insurance will not be responsible for Employee Solutions' oversight expenses.

2) Final review and approval of contract terms and conditions by all parties' legal departments.

3) Coverage for extra contractual obligations and obligations in excess of policy limits is provided.

4) Subrogation and accidental death and dismemberment (AD&D) recoveries will NOT inure to the benefit of American Re.

5) Specific information regarding all policies to be reinsured by this Loss Portfolio Transfer, including the policy numbers, dates, and terms (including deductible amounts, if any).

6) All Legion and Reliance policies that are part of this Loss Portfolio Transfer remain in force.

7) Receipt by American Re-Insurance of total premium ($19,950,000) via wire transfer on April 23, 1998. In the event of non-payment of premium on this date, this binder is void from inception.

Thank you again for this opportunity, and we look forward to continuing to work with you on this account. Please let us know if you have any questions.

Sincerely,

/S/ Michael Blumenfeld

Michael A. Blumenfeld


cc:      Diana Burns
         Vice President Risk Services
         Employee Solutions, Inc.